Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis provides information which ChargePoint’s management believes is relevant to an assessment and understanding of ChargePoint’s consolidated results of operations and financial condition. The discussion should be read together with the consolidated financial statements and related notes that are included elsewhere as an exhibit to the amendment to the report on Form 8-K. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. ChargePoint’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in the report on Form 8-K.

Overview

ChargePoint designs, develops and markets networked EV charging system infrastructure and cloud-based services which enable consumers the ability to locate, reserve, authenticate and transact EV charging sessions. As part of ChargePoint’s networked charging systems, subscriptions and other offerings, it provides an open platform that integrates with system hardware from ChargePoint and multiple other manufacturers, connecting systems over an intelligent network that provides real-time information about charging sessions. This network provides multiple web-based portals for charging system owners, fleet managers, drivers and utilities.

ChargePoint generates revenue primarily through the sale of networked charging systems, Cloud Services and Assure, which are typically paid for upfront. Assure is ChargePoint’s EV station maintenance and management program and also includes proactive monitoring, fast response times, parts and labor warranty, expert advice and robust reporting. The ChargePoint CPaaS program combines the customer’s use of ChargePoint’s owned and operated systems with Cloud Services, Assure and other benefits available to subscribers into one subscription. ChargePoint targets three key markets: commercial customers, fleet customers and residential customers. Commercial customers have parking places largely within their workplaces. Fleet customers are comprised of municipal buses, delivery vehicles, port/airport/warehouse and other industrial applications, ridesharing services, and, is expected to eventually include, autonomous transportation. Residential customers are generally located in multifamily residences.

Since ChargePoint’s inception in 2007, it has been engaged in developing and marketing its networked charging systems, subscriptions and other offerings, raising capital and recruiting personnel. ChargePoint has incurred net operating losses and negative cash flows from operations in every year since its inception. As of January 31, 2021, ChargePoint had an accumulated deficit of $679.4 million. ChargePoint has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities and customer payments.

Recent Developments

Closing of Business Combination

On February 26, 2021 (the “Closing Date”), Switchback Energy Acquisition Corporation (“Switchback”), consummated the previously announced merger with Switchback, Lightning Merger Sub Inc., a wholly owned subsidiary of Switchback incorporated in the State of Delaware (“Merger Sub”) and ChargePoint, Inc., a Delaware corporation (“the Company” or “Legacy ChargePoint”) with the Company surviving as the surviving company and as a wholly-owned subsidiary of Switchback (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Switchback Energy Acquisition Corporation changed its name to ChargePoint Holdings, Inc. (“ChargePoint”).

Pursuant to the terms of the Business Combination Agreement, each stockholder of Legacy ChargePoint received 0.9966 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and the contingent right to receive certain Earnout Shares (as defined below), for each share of Legacy ChargePoint common stock, par value $0.0001 per share, owned by such Legacy ChargePoint stockholder that was outstanding immediately prior to the Closing (other than any shares of Legacy ChargePoint restricted stock). In addition, certain investors purchased an aggregate of 22,500,000 shares of Common Stock (such investors, the “PIPE Investors”)

concurrently with the Closing for an aggregate purchase price of $225,000,000. Additionally, at the Closing, after giving effect to the forfeiture contemplated by the Founders Stock Letter (as defined below), each outstanding share of the Company’s Class B common stock, par value $0.0001 per share (“Founder Shares”), was converted into a share of Common Stock on a one-for-one basis and the Founder Shares ceased to exist.

Also at the Closing, NGP Switchback, LLC (the “Sponsor”) exercised its right to convert a portion of the working capital loans made by the Sponsor to Switchback into an additional 1,000,000 private placement warrants at a price of $1.50 per warrant in satisfaction of $1,500,000 principal amount of such loans.

During the time period between the Closing and the five-year anniversary of the Closing Date, eligible former equityholders may receive up to 27,000,000 additional shares of ChargePoint’s common stock (the “Earnout Shares”) in the aggregate in three equal tranches if the volume-weighted average closing sale price of our Common Stock is greater than or equal to $15.00, $20.00 and $30.00 for any 10 trading days within any 20 consecutive trading day period (“Trigger Events”).

In addition, pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (1) warrants to purchase shares of capital stock of Legacy ChargePoint were converted into warrants to purchase an aggregate of 38,761,031 shares of Common Stock and the contingent right to receive certain Earnout Shares, (2) options to purchase shares of common stock of Legacy ChargePoint were converted into options to purchase an aggregate of 30,135,695 shares of Common Stock and, with respect to vested options, the contingent right to receive certain Earnout Shares and (3) unvested restricted shares of common stock of Legacy ChargePoint that were outstanding pursuant to the “early exercise” of Legacy ChargePoint options were converted into an aggregate of 345,689 restricted shares of ChargePoint (the “Restricted Shares”).

Earnout Shares

On March 19, 2021 a total of approximately 18,000,000 shares of ChargePoint Common Stock were released to eligible former equityholders of Legacy ChargePoint pursuant to the Earnout Shares provisions of the Business Combination Agreement, as the first two Trigger Events had been met. The Trigger Events were met by virtue of the volume-weighted average closing sale price of Common Stock having been greater than or equal to $15.00 and $20.00 for ten (10) trading days out of twenty (20) consecutive trading days following the closing of the business combination. The holders of Legacy ChargePoint stock (other than restricted stock), warrants and vested options as of the closing of the business combination received their pro rata portion of the Earnout Shares. These Earnout Shares are not subject to a lock-up agreement and may be sold publicly following receipt. A third Trigger Event will be achieved and 9 million more shares will be released if the volume-weighted average closing sale price of the Common Stock is greater than or equal to $30.00 for ten (10) trading days within any twenty (20) consecutive trading day period prior to February 26, 2026.

Key Factors Affecting Operating Results

ChargePoint believes its performance and future success depend on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below:

Growth in EV Adoption

ChargePoint’s revenue growth is directly tied to the continued acceptance of passenger and commercial EVs sold, which it believes drives the demand for charging infrastructure. The market for EVs is still rapidly evolving and although demand for EVs has grown in recent years, there is no guarantee of such future demand. Factors impacting the adoption of EVs include but are not limited to: perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; volatility in the cost of oil and gasoline; availability of services for EVs; consumers’ perception about the convenience and cost of charging EVs; and increases in fuel efficiency. In addition, macroeconomic factors could impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles when the automotive industry globally has been experiencing a recent decline in sales. If the market for EVs does not develop as expected or if there is any slow-down or delay in overall EV adoption rates, this would impact ChargePoint’s ability to increase its revenue or grow its business.

Competition

ChargePoint is currently a market leader in North America in the commercial Level 2 AC chargers. ChargePoint also offers Level 1 power chargers for use at home or multifamily settings, and high-power Level 3 DC Fast chargers for urban fast charging, corridor or long-trip charging and fleet applications. ChargePoint intends to expand its market share over time in its product categories, leveraging the network effect of its products and Cloud Services software. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, ChargePoint’s competition includes other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy gasoline powered vehicles. If ChargePoint’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Europe Expansion

ChargePoint operates in North America and selected countries in Europe. Europe is expected to be a significant contributor to ChargePoint’s revenue in future years. ChargePoint plans to use a portion of the proceeds from the Business Combination to increase its sales and marketing activities, as well as to potentially pursue strategic acquisitions in Europe. ChargePoint is also positioned to grow its European business through existing partnerships with car leasing companies. However, ChargePoint primarily competes with smaller providers of EV charging station networks for installations, particularly in Europe. Many of these competitors have limited funding, which could cause poor experiences and have a negative impact on overall EV adoption in Europe. ChargePoint’s growth in Europe requires differentiating itself as compared to the several existing competitors. If ChargePoint is unable to penetrate the market in Europe, its future revenue growth and profits may be impacted.

Fleet Expansion

ChargePoint’s future growth is highly dependent upon the fleet applications associated with its technology. Because fleet operators often make large purchases of EVs, this cyclicality and volatility may be more pronounced, and any significant decline in purchases by these customers will adversely impact ChargePoint’s future growth.

Impact of New Product Releases

As ChargePoint introduces new products, its gross margin may be impacted by launch costs, unless and until its supply chain achieves targeted cost reductions, such as the market introduction of its Level 3 DC Fast charger in fiscal year 2020. In addition, ChargePoint may accelerate its operating expenditures where it sees growth opportunities which may impact gross margin until upfront costs and inefficiencies are absorbed and normalized operations are achieved. ChargePoint also continuously evaluates and may adjust its operating expenditures based on its launch plans for its new products, as well as other factors including the pace and prioritization of current projects under development and the addition of new projects. As ChargePoint attains higher revenue, it expects operating expenses as a percentage of total revenue to continue to decrease in the future as it focuses on increasing operational efficiency and process automation.

Government Mandates, Incentives and Programs

The U.S. federal government, certain foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives. These governmental rebates, tax credits and other financial incentives significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on specified dates, end when the allocated funding is no longer available, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, the credits under Section 30C of the Code which benefit investments in EV charging stations are set to expire on December 31, 2021 and thus would not be available to support EV charging infrastructure investments unless extended. There can be no assurance that the credits under Section 30C of the Code will be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits or other financial incentives could reduce the demand for EVs and for charging infrastructure, including infrastructure offered by ChargePoint.

ChargePoint also derives other revenue from fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states. ChargePoint claims these regulatory credits only if they are not claimed by purchasers of its EV charging stations; only a small percentage of its customers currently elect to claim such credits. If a material percentage of its customers were to claim these regulatory credits, ChargePoint’s revenue from this source could decline significantly, which could have an adverse effect on its revenues and overall gross margin. Recently, ChargePoint has derived a slight majority of its other revenue from these regulatory credits, and ChargePoint expects revenue from this source as a percentage of other and total revenue will decline over time. Further, the availability of such credits depends on continued governmental support for these programs. If these programs are modified, reduced or eliminated, ChargePoint’s ability to generate this revenue in the future would be adversely impacted.

Impact of COVID-19

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a decrease in EV sales in markets around the world.

As a result of the COVID-19 pandemic, ChargePoint modified its business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), implemented additional safety protocols for essential workers, implemented temporary cost cutting measures in order to reduce its operating costs, and it may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners.

While the ultimate duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted, such as the extent and effectiveness of containment actions and vaccinations, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic are likely to affect the rate of global infrastructure spending and could adversely affect demand for ChargePoint’s platforms, lengthen its sales cycles, reduce the value, renewal rate or duration of subscriptions, negatively impact collections of accounts receivable, reduce expected spending from new customers, cause some of its paying customers to go out of business and limit the ability of its direct sales force to travel to customers and potential customers, all of which adversely affected its business, results of operations and financial condition during the fiscal year ended January 31, 2021 and could have the same effect in future periods.

Components of Results of Operations

Revenue

Networked Charging Systems

Networked charging systems revenue includes revenue related to the deliveries of EV charging system infrastructure, which include lower priced Level 1 home chargers typically sold to drivers, Level 2 AC chargers for commercial use and Level 3 DC Fast charging systems for urban/corridor charging and for fleet operators. A majority of ChargePoint’s networked charging systems revenue is derived from the sale of Level 2 AC chargers. ChargePoint recognizes revenue from sales of networked charging systems upon shipment to the customer, which is when the performance obligation has been satisfied.

Subscriptions

Subscriptions revenue consists of services related to Cloud, as well as extended maintenance service plans under Assure. Subscriptions revenue also consists of CPaaS revenue which combines the customer’s use of ChargePoint’s owned and operated systems with Cloud and Assure programs into a single subscription. CPaaS subscriptions contain a lease for the customer’s use of ChargePoint’s owned and operated systems unless the location allows it to receive incremental economic benefit from regulatory credits earned on that EV charging system. Lessor revenue relates to operating leases and historically has not been material. Subscriptions revenue is recognized over time on a straight-line basis as ChargePoint has a stand-ready obligation to deliver such services to the customer.

Other

Other revenue consists of fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states, charging related fees received from drivers using charging sites owned and operated by ChargePoint, net transaction fees earned for processing payments collected on driver charging sessions at charging sites owned by its customers, and other professional services. Revenue from regulatory credits is recognized at the point in time the regulatory credits are transferred. Revenue from fees for owned and operated sites is recognized over time on a straight-line basis over the performance period of the service contract as ChargePoint has a stand-ready obligation to deliver such services. Revenue from driver charging sessions and charging transaction fees is recognized at the point in time the charging session or transaction is completed. Revenue from professional services is recognized as the services are rendered.

Cost of Revenue

Networked Charging Systems

ChargePoint uses contract manufacturers to manufacture the majority of its networked charging systems. ChargePoint conducts the remainder of its manufacturing in-house. ChargePoint’s cost of revenue for the sale of networked charging systems includes the contract manufacturer costs of finished goods. For ChargePoint’s limited in-house production, cost of revenue for the sale of networked charging systems also includes parts, labor, manufacturing costs, and allocated facilities and information technology expenses. Cost of revenue for the sale of networked charging systems also consists of salaries and related personnel expenses, including stock-based compensation, warranty provisions, depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software, and allocated facilities and information technology expenses. As revenue is recognized, ChargePoint accounts for estimated warranty cost as a charge to cost of revenue. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Costs incurred for shipping and handling are recorded in cost of revenue.

Subscriptions

Cost of subscriptions revenue includes network and wireless connectivity costs for subscription services, field maintenance costs for Assure to support ChargePoint’s network of systems, depreciation of owned and operated systems used in CPaaS arrangements, amortization of capitalized internal-use software development costs, allocated facilities and information technology expenses, salaries and related personnel expenses, including stock-based compensation and third-party support costs to manage the systems and helpdesk services for drivers and site hosts.

Other

Cost of other revenue includes depreciation and other costs for ChargePoint’s owned and operated charging site, salaries and related personnel expenses, including stock-based compensation, as well as costs of environmental and professional services.

Gross Profit and Gross Margin

Gross profit is revenue less cost of revenue and gross margin is gross profit as a percentage of revenue. ChargePoint offers a range of networked charging systems products which vary widely in selling price and associated margin. Accordingly, ChargePoint’s gross profit and gross margin have varied and are expected to continue to vary from period to period due to revenue levels; geographic, vertical and product mix; new product introductions, and its efforts to optimize its operations and supply chain.

In the long term, improvements in ChargePoint’s gross profit and gross margin will depend on its ability to increase its revenue and continue to optimize its operations and supply chain. However, at least in the short term, as ChargePoint launches new networked charging systems products, grows its presence in Europe where it has not yet achieved economies of scale, and expands its solutions for its fleet customers, it expects gross margin to experience variability from period to period.

Research and Development Expenses

Research and development expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for ChargePoint’s services, as well as quality assurance, testing, product management, amortization of capitalized internal-use software, and allocated facilities and information technology expenses. Research and development costs are expensed as incurred.

ChargePoint expects its research and development expenses to increase on an absolute basis and they may increase as a percentage of total revenue for the foreseeable future as it continues to invest in research and development activities to achieve its technology and product roadmap.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, sales commissions, professional services fees, travel, marketing and promotional expenses amortization of capitalized internal-use software and allocated facilities and information technology expenses.

ChargePoint expects its sales and marketing expenses to increase on an absolute basis and they may increase as a percentage of total revenue for the foreseeable future while it continues to add sales and marketing personnel, expand its sales channels and expand in Europe.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, related to finance, legal and human resource functions, contractor and professional services fees, audit and compliance expenses, insurance costs, bad debt expenses, amortization of capitalized internal-use software and general corporate expenses, including allocated facilities and information technology expenses.

ChargePoint expects its general and administrative expenses to increase in absolute dollars as it continues to grow its business. ChargePoint also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for director and officer insurance, investor relations and legal, accounting and other professional services.

Interest Income

Interest income consists primarily of interest earned on ChargePoint’s cash, cash equivalents and short-term investments.

Interest Expense

Interest expense consists primarily of the interest on ChargePoint’s term loan.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liability

Legacy ChargePoint’s redeemable convertible preferred stock warrant liability is subject to remeasurement to fair value at each balance sheet date. Changes in fair value of ChargePoint’s redeemable convertible preferred stock warrant liability are recognized in the consolidated statements of operations. ChargePoint will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of ChargePoint’s redeemable convertible preferred stock into ChargePoint Common Stock.

Other Income (Expense), Net

Other income (expense), net consists primarily of foreign currency transaction gains and losses.

Provision for Income Taxes

ChargePoint’s provision for income taxes consists of an estimate of federal, state and foreign income taxes based on enacted federal, state and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to the level of historical losses, ChargePoint maintains a valuation allowance against U.S. federal and state deferred tax assets as it has concluded it is more likely than not that these deferred tax assets will not be realized.

Results of Operations

Comparison of the Fiscal Year Ended January 31, 2021 to the Fiscal Year Ended January 31, 2020 and the Fiscal Year Ended January 31, 2020 to the Fiscal Year Ended January 31, 2019

The following table summarizes ChargePoint’s results of operations for the periods indicated:

	Year Ended January 31,			Year-over-Year Change
	2021	2020	2019	2021 to 2020		2020 to 2019
	(in thousands, except percentages)			Change ($)	Change (%)	Change ($)	Change (%)
Revenue
Networked charging systems	$91,893	$101,012	$61,338	$(9,119)	(9)%	$39,674	65%
Subscriptions	40,563	28,930	22,504	11,633	40%	6,426	29%
Other	14,034	14,573	8,188	(539)	(4)%	6,385	78%

Total revenue	146,490	144,515	92,030	1,975	1%	52,485	57%
Cost of revenue
Networked charging systems	87,083	105,940	59,928	(18,857)	(18)%	46,012	77%
Subscriptions	20,385	16,244	10,441	4,141	25%	5,803	56%
Other	6,073	4,289	2,157	1,784	42%	2,132	99%

Total cost of revenue	113,541	126,473	72,526	(12,932)	(10)%	53,947	74%

Gross profit	32,949	18,042	19,504	14,907	83%	(1,462)	(7)%

Gross margin	22%	12%	21%
Operating expenses
Research and development	75,017	69,464	50,510	5,553	8%	18,954	38%
Sales and marketing	53,002	56,997	56,411	(3,995)	(7)%	586	1%
General and administrative	25,922	23,945	17,870	1,977	8%	6,075	34%

Total operating expenses	153,941	150,406	124,791	3,535	2%	25,615	21%

Loss from operations	(120,992)	(132,364)	(105,287)	11,372	(9)%	(27,077)	26%
Interest income	315	3,245	1,402	(2,930)	(90)%	1,843	*
Interest expense	(3,253)	(3,544)	(3,690)	291	*	146	(4)%
Change in fair value of redeemable convertible preferred stock warrant liability	(73,125)	(875)	(388)	(72,250)	8,257%	(487)	*
Other income (expense), net	229	(565)	(5)	794	*	(560)	*

Net loss before income taxes	(196,826)	(134,103)	(107,968)	(62,723)	47%	(26,135)	24%
Provision for income taxes	198	224	119	(26)	*	105	*

Net loss	$(197,024)	$(134,327)	$(108,087)	$(62,697)	47%	$(26,240)	24%

*	Not Meaningful

Revenue

Revenue increased by $2.0 million or 1% from $144.5 million during the year ended January 31, 2020 to $146.5 million during the year ended January 31, 2021, primarily due to a $11.6 million increase in Subscriptions revenue due to growth in the number of charging systems connected to ChargePoint’s network, while other revenue remained relatively unchanged. This increase was partially offset by a $9.1 million decrease in networked charging systems revenue. This decrease was attributable to a shift in product mix primarily due to the effects of the COVID-19 pandemic on ChargePoint’s business as fewer Level 2 AC and Level 3 DC Fast chargers were sold while more Level 1 chargers were sold which have lower average selling prices. While product mix shifted, overall sales volume remained consistent between the years ended January 31, 2021 and 2020.

Revenue increased by $52.5 million or 57% from $92.0 million during the year ended January 31, 2019 to $144.5 million during the year ended January 31, 2020, primarily due to a $39.7 million increase in networked charging systems revenue. This increase was primarily attributable to higher volumes of systems delivered across both ChargePoint’s Level 2 AC and Level 3 DC Fast chargers as well as an increase in its overall average selling prices due to increased volumes of its higher priced DC chargers. ChargePoint’s subscriptions revenue increased by $6.4 million primarily due to growth in the number of charging systems connected to its network while pricing remained consistent. Other revenue increased by $6.4 million primarily due to increased number of regulatory credits transferred.

Cost of Revenue

Cost of revenue decreased by $12.9 million or 10% from $126.5 million during the year ended January 31, 2020 to $113.5 million during the year ended January 31, 2021, primarily due to a decrease of $18.9 million in networked charging systems cost of revenue resulting from cost optimization initiatives related to the Level 3 DC Fast charger and from a shift in product mix primarily due to the effects of the COVID-19 pandemic as more Level 1 chargers were sold at lower average cost while fewer Level 2 AC and Level 3 DC Fast chargers were sold. This decrease was partially offset by a $4.1 million increase in subscriptions cost of revenue as ChargePoint expanded its network and support capabilities, and a $1.8 million increase in other cost of revenue primarily related to higher depreciation on owned and operated charging sites.

Cost of revenue increased by $53.9 million or 74% from $72.5 million during the year ended January 31, 2019 to $126.5 million during the year ended January 31, 2020, primarily due to an increase of $46.0 million in networked charging systems cost of revenue resulting from growth in the number of systems delivered and the launch costs associated with the market introduction of its Level 3 DC Fast charging systems, a $5.8 million increase in subscriptions cost of revenue as it expanded its network and support capabilities, and a $2.1 million increase in other cost of revenue primarily due to higher depreciation on owned and operated charging sites.

Gross Profit and Gross Margin

Gross profit increased by $14.9 million, or 83% from $18.0 million during the year ended January 31, 2020 to $32.9 million during the year ended January 31, 2021. Gross margin increased to 22% during the year ended January 31, 2021 compared to 12% during the year ended January 31, 2020. The increase was primarily due to cost optimization initiatives related to the Level 3 DC Fast charger and an increase in subscriptions revenue due to growth in the number of charging systems connected to ChargePoint’s network, which have higher margin compared to other product offerings.

Gross profit decreased by $1.5 million, or 7% from $19.5 million during the year ended January 31, 2019 to $18.0 million during the year ended January 31, 2020. Gross margin decreased to 12% during the year ended January 31, 2020 compared to 21% during the year ended January 31, 2019. The decreases were primarily due to the launch costs associated with the continued market introduction of ChargePoint’s new Level 3 DC Fast charger , which have lower margins compared to other products.

Research and Development Expenses

Research and development expenses increased by $5.6 million or 8% from $69.5 million during the year ended January 31, 2020 to $75.0 million during the year ended January 31, 2021. The increase was primarily attributable to a $2.3 million increase in engineering personnel costs from due to headcount growth as well as a $3.8 million increase in allocated facilities and information technology expenses, partially offset by a $1.2 million decrease in travel costs in response to the COVID-19 pandemic.

Research and development expenses increased by $19.0 million or 38% from $50.5 million during the year ended January 31, 2019 to $69.5 million during the year ended January 31, 2020, primarily due to a $14.4 million increase in engineering personnel costs from due to headcount growth as ChargePoint expanded its product portfolio and the features of its Cloud Services software and a $4.3 million increase in allocated facilities and information technology expenses.

Sales and Marketing Expenses

Sales and marketing expenses decreased by $4.0 million or 7% from $57.0 million during the year ended January 31, 2020 to $53.0 million during the year ended January 31, 2021, primarily attributable to reduced personnel costs and travel expenses in response to the COVID-19 pandemic.

Sales and marketing expenses increased by $0.6 million or 1% from $56.4 million during the year ended January 31, 2019 to $57.0 million during the year ended January 31, 2020, primarily due to an increase in personnel costs, including sales commissions, due to headcount growth, partially offset by a decrease in marketing and consulting expenses.

General and Administrative Expenses

General and administrative expenses increased by $2.0 million or 8% from $23.9 million during the year ended January 31, 2020 to $25.9 million during the year ended January 31, 2021. The increase was primarily attributable to a $3.7 million increase in audit, legal and advisory fees in connection with the Business Combination, and an increase in personnel costs partially offset by a $3.0 million legal provision incurred in the fiscal year ended January 31, 2020 which did not recur in the fiscal year ended January 31, 2021.

General and administrative expenses increased by $6.1 million or 34% from $17.9 million during the year ended January 31, 2019 to $23.9 million during the year ended January 31, 2020, primarily due to a $3.9 million increase in personnel costs due to headcount growth as ChargePoint expanded its corporate functions, and a $3.0 million increase in reserves for legal matters.

Interest Income

Interest income decreased by $2.9 million or 90% from $3.2 million during the year ended January 31, 2020 to $0.3 million during the year ended January 31, 2021. The decrease in interest income was attributable to a decline in market interest rates and a decline in the balance of short-term investments during the fiscal year ended January 31, 2021.

Interest income increased by $1.8 million from $1.4 million during the year ended January 31, 2019 to $3.2 million during the year ended January 31, 2020. The increase was primarily due to increased balances and market interest rates on ChargePoint’s interest-bearing investments.

Interest Expense

Interest expense did not significantly change during the year ended January 31, 2021 as compared to the year ended January 31, 2020, or during the year ended January 31, 2020 as compared to the year ended January 31, 2019.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liability

Change in fair value of redeemable convertible preferred stock warrant liability changed from $0.9 million during the year ended January 31, 2020 to $73.1 million during the year ended January 31, 2021 due to the increase in the fair value of Legacy ChargePoint’s common stock and redeemable convertible preferred stock after ChargePoint announced the Business Combination.

Change in fair value of redeemable convertible preferred stock warrant liability changed from $0.4 million during the year ended January 31, 2019 to $0.9 million during the year ended January 31, 2020, due to increased fair value of the redeemable convertible preferred stock warrant liability.

Other Income (Expense), Net

Other income (expense), net changed from $(0.6) million during the year ended January 31, 2020 to $0.2 million during the year ended January 31, 2021, and from $(5) thousand during the year ended January 31, 2019 to $(0.6) million during the year ended January 31, 2020, primarily due to the effects of foreign currency transactions.

Provision for income taxes

The provision for income taxes did not significantly fluctuate during the year ended January 31, 2021 as compared to the year ended January 31, 2020, or during the year ended January 31, 2020 as compared to the year ended January 31, 2019.

Liquidity and Capital Resources

Sources of Liquidity

Legacy ChargePoint has incurred net losses and negative cash flows from operations since its inception which it anticipates will continue for the foreseeable future. To date, Legacy ChargePoint has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities and customer payments. As of January 31, 2021, Legacy ChargePoint has raised net proceeds of $649.6 million from the issuances of redeemable convertible preferred stock and its term loan facility entered into in 2018. As of January 31, 2021, Legacy ChargePoint had cash, cash equivalents and restricted cash of $145.9 million. ChargePoint believes that its cash on hand, together with cash generated from sales to customers will satisfy its working capital and capital requirements for at least the next twelve months.

From inception to January 31, 2021, Legacy ChargePoint has raised aggregate net cash proceeds of $615.7 million from the sale of shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H and Series H-1 redeemable convertible preferred stock.

Term Loan

Legacy ChargePoint had $34.9 million outstanding on its term loan as of January 31, 2021. The loan is secured by substantially all of Legacy ChargePoint’s assets and contains customary affirmative and negative covenants and requires it to maintain minimum cash balances and attain certain customer billing targets. As of January 31, 2021, Legacy ChargePoint was in compliance with all covenants. The loan was due in June 2023 and interest is calculated at London Interbank Offered Rate (“LIBOR”) plus 6.55%.

The loan was repaid in full on March 15, 2021.

Long-Term Liquidity Requirements

Until ChargePoint can generate sufficient revenue to cover its cost of sales, operating expenses, working capital and capital expenditures, it expects to primarily fund cash needs through a combination of equity and debt financing. If ChargePoint raises funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of common stock. If ChargePoint raises funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of common stockholders. The terms of debt securities or borrowings could impose significant restrictions on ChargePoint’s operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

ChargePoint’s principal use of cash in recent periods has been funding its operations and investing in capital expenditures. ChargePoint’s future capital requirements will depend on many factors, including its revenue growth rate, the timing and the amount of cash received from customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts, expenses associated with its international expansion, the introduction of network enhancements and the continuing market adoption of its network. In the future, ChargePoint may enter into arrangements to acquire or invest in complementary businesses, products and technologies. ChargePoint may be required to seek additional equity or debt financing. In the event that ChargePoint requires additional financing, it may not be able to raise such financing on acceptable terms or at all. If ChargePoint is unable to raise additional capital or generate cash flows necessary to expand its operations and invest in continued innovation, it may not be able to compete successfully, which would harm its business, results of operations and financial condition. If adequate funds are not available, ChargePoint may need to reconsider its expansion plans or limit its research and development activities, which could have a material adverse impact on its business prospects and results of operations.

Cash Flows

For the Fiscal Years Ended January 31, 2021, 2020 and 2019

The following table sets forth a summary of ChargePoint’s cash flows for the periods indicated:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(91,846)	$(87,936)	$(100,546)
Investing activities	35,530	(61,899)	(16,297)
Financing activities	128,913	17,158	233,798
Effects of exchange rates on cash, cash equivalents, and restricted cash	141	132	(101)

Net increase (decrease) in cash, cash equivalents and restricted cash	$72,738	$(132,545)	$116,854

Net Cash Used in Operating Activities

During the year ended January 31, 2021, net cash used in operating activities was $91.8 million, consisting primarily of a net loss of $197.0 million, partially offset by a decrease in net operating assets of $10.2 million and non-cash charges of $95.0 million. The decrease in net operating assets was due to a $17.2 million increase in deferred revenue, a $11.6 million increase in accrued and other liabilities and a $3.3 million decrease in accounts receivable, net due to increased collections, largely offset by a $8.9 million increase in prepaid expenses and other assets, a $9.6 million increase in inventory, a $2.8 million decrease in operating lease liabilities and a $0.5 million decrease in accounts payable. The non-cash charges primarily consisted of a $73.1 million change in the fair value of redeemable convertible preferred stock warrant liability, $10.1 million of depreciation and amortization expense, $4.9 million of stock-based compensation expense and $3.8 million of non-cash operating lease cost.

During the year ended January 31, 2020, net cash used in operating activities was $87.9 million, consisting primarily of a net loss of $134.3 million, partially offset by a decrease in net operating assets of $29.1 million and non-cash charges of $17.3 million. The decrease in net operating assets was primarily attributable to a $27.6 million increase in deferred revenue from customer prepayments for subscriptions as ChargePoint’s business expanded and a $15.7 million increase in accounts payable, partially offset by a $8.7 million increase in accounts receivable, net, a $3.0 million increase in prepaid expenses and other assets, a $1.5 million increase in inventory and a $1.2 million decrease in operating lease liabilities. The non-cash charges primarily consisted of $7.7 million of depreciation and amortization expense, $3.1 million of non-cash operating lease costs, as well as $2.9 million of stock-based compensation expense.

During the year ended January 31, 2019, net cash used in operating activities was $100.5 million, consisting primarily of a net loss of $108.1 million and an increase in net operating assets of $1.6 million, partially offset by non-cash charges of $9.1 million. In net operating assets, a $2.7 million increase in accounts receivable, net, a $19.5 million increase in inventory, a $1.8 million increase in prepaid expenses and other assets and a $1.1 million decrease in accounts payable were primarily offset by a $10.8 million increase in accrued and other liabilities and a $12.7 million increase in deferred revenue as ChargePoint’s business expanded. The non-cash charges primarily consisted of $4.1 million of depreciation and amortization expense, $1.7 million of stock-based compensation expense and $1.1 million of inventory reserves.

Net Cash Provided By (Used In) Investing Activities

During the year ended January 31, 2021, net cash provided by investing activities was $35.5 million, consisting of maturities of investments of $47.0 million, partially offset by purchases of property and equipment of $11.5 million.

During the year ended January 31, 2020, net cash used in investing activities was $61.9 million, consisting of purchases and maturities of investments of $47.0 million and purchases of property and equipment of $14.9 million.

During the year ended January 31, 2019, net cash used in investing activities was $16.3 million, consisting of purchases of property and equipment of $14.8 million and cash paid for an acquisition, net of cash acquired of $1.5 million.

Net Cash Provided by Financing Activities

During the year ended January 31, 2021, net cash provided by financing activities was $128.9 million, consisting of net proceeds from the issuance of ChargePoint redeemable convertible preferred stock of $95.5 million, proceeds from the issuance of common stock warrants of $31.5 million and proceeds from exercises of vested and unvested stock options of $5.9 million, partially offset by $4.0 million of payment of deferred transaction costs.

During the year ended January 31, 2020, net cash provided by financing activities was $17.2 million, consisting of net proceeds from the issuance of ChargePoint redeemable convertible preferred stock of $14.8 million, proceeds from the issuance of common stock warrants of $0.2 million and proceeds from exercises of vested and unvested stock options of $2.2 million.

During the year ended January 31, 2019, net cash provided by financing activities was $233.8 million, consisting of net proceeds from the issuance of redeemable convertible preferred stock of $215.2 million, proceeds from the issuance of common stock warrants of $1.5 million, net proceeds from issuance of debt of $34.0 million and proceeds from exercises of vested and unvested stock options of $1.4 million, partially offset by repayment of debt of $18.2 million.

Off-Balance Sheet Arrangements

ChargePoint is not a party to any off-balance sheet arrangements.

Contractual Obligations and Commitments

The following table summarizes ChargePoint’s contractual obligations and commitments as of January 31, 2021:

	Due by Period
	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years	Total
	(in thousands)
Operating lease obligations	$4,719	$9,457	$7,985	$13,855	$36,016
Term Loan	11,667	23,333	—	—	35,000
Purchase commitments	61,691	2,422	—	—	64,113

	$78,077	$35,212	$7,985	$13,855	$135,129

ChargePoint enters into purchase commitments that include purchase orders and agreements in the normal course of business with contract manufacturers, parts manufacturers, vendors for research and development services and outsourced services.

The purchase commitments as of January 31, 2021 were $64.1 million.

In August 2020, Legacy ChargePoint amended a building lease for its US headquarters to extend the term by 84 months through August 31, 2029. The extension resulted in continuing to classify the lease as an operating lease and remeasurement of the lease liability on the basis of the extended lease term. The total right-of-use asset recorded in association with the lease extension was $12.5 million with a corresponding operating lease liability.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of ChargePoint’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires ChargePoint to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. ChargePoint’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While ChargePoint’s significant accounting policies are described in more detail in Note 2 to its consolidated financial statements included elsewhere in this report, it believes the following accounting policies and estimates to be most critical to the preparation of its consolidated financial statements.

Revenue Recognition

On February 1, 2019, ChargePoint adopted ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606), as amended, using the modified retrospective method applied to contracts which were not completed as of that date. ChargePoint recognizes revenue using the five-step model in determining revenue recognition: (a) identification of the contract, or contracts, with a customer; (b) identification of the performance obligations in the contract; (c) determination of the transaction price; (d) allocation of the transaction price to the performance obligations in the contract; and (e) recognition of revenue when, or as, it satisfies a performance obligation.

ChargePoint enters into contracts with customers that regularly include promises to transfer multiple products and services, such as charging systems, software subscriptions, extended maintenance, and professional services. For arrangements with multiple products and services, ChargePoint evaluates whether the individual products and services qualify as distinct performance obligations. In ChargePoint’s assessment of whether products and services are a distinct performance obligation, it determines whether the customer can benefit from the product or service on its own or with other readily available resources and whether the service is separately identifiable from other products or services in the contract. This evaluation requires ChargePoint to assess the nature of each of its networked charging systems, subscriptions and other offerings and how they are provided in the context of the contract, including whether they are significantly integrated which may require judgment based on the facts and circumstances of the contract.

The transaction price for each contract is determined based on the amount ChargePoint expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees ChargePoint charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities, or driver fees, collected on behalf of customers who offer public charging for a fee.

When agreements involve multiple distinct performance obligations, ChargePoint accounts for individual performance obligations separately if they are distinct. ChargePoint applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. ChargePoint determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices and its overall pricing objectives, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, ChargePoint estimates the SSP using the residual approach.

Areas of Judgment and Estimates

Determining whether the networked charging systems, Cloud, Assure and professional services are considered distinct performance obligations that should be accounted for separately or as a single performance obligation requires significant judgment. In reaching its conclusion, ChargePoint assesses the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated which may require judgment based on the facts and circumstances of the contract.

Determining the relative SSP for contracts that contain multiple performance obligations requires significant judgment. ChargePoint determines SSP using observable pricing when available, which takes into consideration market conditions and customer specific factors while maximizing observable inputs. When observable pricing is not available, ChargePoint first allocates to the performance obligations with established SSPs and then applies the residual approach to allocate the remaining transaction price.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand. ChargePoint analyzes current and future product demand relative to the remaining product life to identify potential excess inventories. These forecasts of future demand are based upon historical trends and analysis as adjusted for overall market conditions. Inventory write-downs are measured as the difference between the cost of the inventory and its net realizable value, and charged to inventory reserves, which is a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Stock-based Compensation

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. These estimates involve inherent uncertainties, and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded. Stock-based compensation is measured at the grant date, based on the fair value of the award and is recognized as an expense, net of estimated forfeitures, on a straight-line basis over the requisite service period. ChargePoint estimates the forfeiture rate based on the historical experience at the date of grant and revises it, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For performance-based stock options issued, the value of the award is measured at the grant date as the fair value of the award and is expensed over the requisite service period, using the accelerated attribution method, once the performance condition becomes probable of being achieved. These inputs are subjective and generally required significant analysis and judgment to develop.

The determination of the grant date fair value of stock option awards issued is affected by a number of variables, including the fair value of ChargePoint’s underlying common stock, its expected common stock price volatility over the term of the option award, the expected term of the award, risk-free interest rates, and the expected dividend yield of ChargePoint Common Stock.

The following table summarizes the weighted-average assumptions used in estimating the fair value of stock options granted during each of the periods presented:

	Year Ended January 31,
	2021	2020	2019
Expected volatility	49.1% – 51.6%	40.3% – 40.9%	40.9% – 41.6%
Risk-free interest rate	0.3% – 1.6%	1.4% – 2.4%	2.7% – 2.9%
Dividend rate	0.0%	0.0%	0.0%
Expected term (in years)	5.6 – 5.8	5.0 – 5.9	6.1 – 6.4

Expected Volatility.    The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the ChargePoint’s business corresponding to the expected term of the awards.

ChargePoint also grants stock-based awards to non-employees. Therefore, ChargePoint estimates the fair value of non-employee stock options using a Black-Scholes valuation model with appropriate assumptions.

Dividend Yield.    The expected dividend yield is zero as ChargePoint has never declared or paid cash dividends and have no current plans to do so in the foreseeable future.

Risk Free Interest Rate.    The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected Term.    The expected term represents the period that ChargePoint’s stock-based awards are expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Common Stock Valuation

The fair value of Legacy ChargePoint Common Stock has historically been determined by the Board with the assistance of management.

In the absence of a public trading market for Legacy ChargePoint common stock, on each grant date, Legacy ChargePoint has developed an estimate of the fair value of Legacy ChargePoint common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of ChargePoint common stock, and in part on input from contemporaneous third-party valuations.

ChargePoint’s valuations of Legacy ChargePoint common stock was determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions used to determine the estimated fair value of Legacy ChargePoint common stock are based on numerous objective and subjective factors, combined with management’s judgment, including:

•	contemporaneous third-party valuations of its common stock;

•	external market conditions affecting the EV industry and trends within the industry;

•	the rights, preferences and privileges of Legacy ChargePoint redeemable convertible preferred stock relative to those of Legacy ChargePoint common stock;

•	the prices at which it sold shares of ChargePoint redeemable convertible preferred stock and Legacy ChargePoint common stock;

•

the prices paid in secondary transactions involving its capital stock and the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange, such as transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to its financial information;

•	its financial condition and operating results, including its levels of available capital resources;

•	the progress of its research and development efforts, its stage of development and business strategy;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Legacy ChargePoint given prevailing market conditions;

•	the history and nature of its business, industry trends and competitive environment;

•	the lack of marketability of Legacy ChargePoint common stock;

•	equity market conditions affecting comparable public companies; and

•	general U.S. and global market conditions.

In determining the fair value of Legacy ChargePoint common stock, Legacy ChargePoint established the enterprise value of its business using the market approach and the income approach. Legacy ChargePoint also estimated the enterprise value by reference to the closest round of equity financing preceding the date of the valuation if such financing took place around the valuation date. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by its management and a terminal value for the residual period beyond the discrete forecast, which are discounted at its estimated weighted-average cost of capital to estimate its enterprise value. Under the market approach, a group of guideline publicly-traded companies with similar financial and operating characteristics to Legacy ChargePoint are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to Legacy ChargePoint’s historical and forecasted revenue results.

In allocating the equity value of Legacy ChargePoint’s business among the various classes of equity securities prior to July 2020, it used the option pricing model (“OPM”) method, which models each class of equity securities as a call option with a unique claim on its assets. The OPM treats Legacy ChargePoint common stock and redeemable convertible preferred stock as call options on an equity value with exercise prices based on the liquidation preference of its redeemable convertible preferred stock. The common stock is modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after its redeemable convertible preferred stock is liquidated. The exclusive reliance on the OPM until July 2020 was appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.

Since July 2020, Legacy ChargePoint used a hybrid method utilizing a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for Legacy ChargePoint, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. Legacy ChargePoint considered three different scenarios: (a) a transaction with a SPAC, (b) remaining a private company and (c) an acquisition by another company. Under the hybrid method, Legacy ChargePoint used the OPM, the if-converted method, and the liquidation method to allocate the equity value of its business among the various classes of stock. The if-converted method presumes that all shares of Legacy ChargePoint redeemable convertible preferred stock convert into Legacy ChargePoint common stock based upon their conversion terms and differences in the rights and preferences of the share of Legacy ChargePoint redeemable convertible preferred stock are ignored. The liquidation method presumes payment of proceeds in accordance with the liquidation terms of each class of stock.

After the allocation to the various classes of equity securities, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common stock. A DLOM was meant to account for the lack of marketability of a stock that was not publicly traded. In making the final determination of common stock value, consideration was also given to recent sales of common stock.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding Legacy ChargePoint’s expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Legacy Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact ChargePoint’s valuations as of each valuation date and may have a material impact on the valuation of Legacy ChargePoint common stock.

Redeemable Convertible Preferred Stock Warrant Liability

Warrants to purchase shares of Series B, D and E redeemable convertible preferred stock are classified as a liability as the underlying Legacy ChargePoint redeemable convertible preferred stock is considered redeemable and may require Legacy ChargePoint to transfer assets upon exercise. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of the Legacy ChargePoint redeemable convertible preferred stock warrant liability are recognized in the consolidated statements of operations. ChargePoint will continue to adjust the liability for changes in fair value until the exercise or expiration of the warrants, conversion of Legacy ChargePoint redeemable convertible preferred stock into Legacy ChargePoint common stock or until the Legacy ChargePoint redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the ChargePoint redeemable convertible preferred stock warrant liability will be reclassified to Legacy ChargePoint redeemable convertible preferred stock or additional paid-in capital, as applicable.

Income Taxes

ChargePoint utilizes the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities reflect the estimated future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. ChargePoint makes estimates, assumptions and judgments to determine its provision for its income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. ChargePoint assesses the likelihood that its deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

ChargePoint recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, have not been material, are recognized within provision for income taxes.

Recent Accounting Pronouncements

See Note 2 of the consolidated financial statements included elsewhere in this report for more information regarding recently issued accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

ChargePoint is exposed to market risk for changes in interest rates applicable to its short-term investments and term loan. Legacy ChargePoint had cash, cash equivalents and restricted cash totaling $145.9 million as of January 31, 2021. Cash equivalents were invested primarily in money market funds and U.S. treasury bills. ChargePoint’s investment policy is focused on the preservation of capital and supporting its liquidity needs. Under the policy, ChargePoint invests in highly rated securities, issued by the U.S. government or liquid money market funds. ChargePoint does not invest in financial instruments for trading or speculative purposes, nor does it use leveraged financial instruments. ChargePoint utilizes external investment managers who adhere to the guidelines of its investment policy. A hypothetical 10% change in interest rates would not have a material impact on the value of ChargePoint’s cash and cash equivalents.

The term loan matures in 2023 with monthly interest calculated at 6.55% plus LIBOR. As of January 31, 2021, the outstanding debt obligation was $34.9 million. Legacy ChargePoint carries the term loan at face value less unamortized discount on its consolidated balance sheets, and it believes the fair value of the term loan approximates the recorded amount, as the interest rates on the term loan are variable and the rates are based on market interest rates after consideration of default and credit risk. Any changes in market interest rates will generally not affect the carrying value of the loan, but the amount of interest Legacy ChargePoint incurs impacts its earnings in the consolidated statements of operations.

A hypothetical 10% change in interest rates would not have a material impact on the value of ChargePoint’s cash, cash equivalents, short-term investments, debt, net loss or cash flows.

Foreign Currency Risk

ChargePoint has foreign currency risks related to its revenue and operating expenses denominated in currencies other than the U.S. dollar, primarily the euro, causing both its revenue and its operating results to be impacted by fluctuations in the exchange rates.

Gains or losses from the revaluation of certain cash balances, accounts receivable balances and intercompany balances that are denominated in these currencies impact ChargePoint’s net loss. A hypothetical decrease in all foreign currencies against the U.S. dollar of 10% would not result in a material foreign currency loss on foreign-denominated balances, as of January 31, 2021. As ChargePoint’s foreign operations expand, its results may be more materially impacted by fluctuations in the exchange rates of the currencies in which it does business.

At this time, ChargePoint does not enter into financial instruments to hedge its foreign currency exchange risk, but it may in the future.

Internal Control Over Financial Reporting

In connection with the preparation and audit of Legacy ChargePoint’s consolidated financial statements as of January 31, 2021 and 2020 and for the years ended January 31, 2021, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. See the subsection titled “Risk Factors — ChargePoint has identified material weaknesses in its internal control over financial reporting” in Exhibit 99.3 attached to ChargePoint’s Amendment No. 1 to the Form 8-K filed with the SEC on March 31, 2021.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Switchback is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.

ChargePoint has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare ChargePoint financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements of ChargePoint included elsewhere in this report for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended January 31, 2021, 2020 and 2019.

In addition, ChargePoint intends to continue to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, ChargePoint intends to rely on such exemptions, it is not required to, among other things:

(a) provide an auditor’s attestation report on its system of internal control over financial reporting pursuant to Section 404(b) of SOX: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

ChargePoint will remain an emerging growth company under the JOBS Act until the earliest of (a) January 31, 2026, the last day of our first fiscal year following the fifth anniversary of Switchback’s initial public offering, (b) the last date of its fiscal year in which it has a total annual gross revenue of at least $1.07 billion, (c) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the previous three years.